Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-236253

Prospectus Supplement No. 1

(To Prospectus dated April 21, 2020)

KLDISCOVERY INC.

29,350,000 Shares of Common Stock Issuable upon Exercise of

Outstanding Warrants

This prospectus supplement updates, amends and supplements the prospectus dated February 10, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236253). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on March 25, 2020, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

KLDiscovery Inc.’s Common Stock and Public Warrants are quoted on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively. On April 20, 2020, the closing price of our Common Stock was $9.95 and on April 17, 2020, the closing price of our Public Warrants was $0.20.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 23, 2020

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

_____________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2020

_____________________

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38789	61-1898603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8201 Greensboro Dr. Suite 300 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

(703) 288-3380

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Compensatory Arrangements of Certain Officers

KLDiscovery Inc. (the “Company”) previously granted awards of restricted stock units of the Company (the “RSUs”), pursuant to the terms of its 2019 Incentive Award Plan (the “Plan”) and award agreements thereunder (each, an “Award Agreement”), to Christopher Weiler, its Chief Executive Officer (40,000 RSUs), Dawn Wilson, its Chief Financial Officer (125,000 RSUs), and Krystina Jones, its Executive Vice President, Global LT Sales & Marketing (40,000 RSUs).  In order to facilitate the granting of equity-based compensation awards to one or more of the Company’s other employees or service providers, Mr. Weiler has agreed with the Company to forfeit, without compensation, all of the RSUs awarded to him, and each of Ms. Wilson and Ms. Jones has agreed to forfeit, without compensation, 6,667 RSUs.  For the avoidance of doubt, the remaining RSUs awarded to Ms. Wilson and Ms. Jones will continue to be subject to the terms of the Plan and their Award Agreements with the Company.

Mr. Weiler has also agreed with the Company, for no additional compensation, to effect a reduction in his annual base salary to $350,000 until such time as the board of directors of the Company (the “Board”) determines to increase such amount. In addition, Ms. Wilson has agreed with the Company to effect a reduction in her annual base salary to $320,000 for at least three months, and Ms. Jones has agreed to reduce her annual base salary to $340,000 and her annual irrevocable draw under the Company’s sales commission plan to $120,000, in each case, for at least three months.  Ms. Jones has also agreed to reduced monthly commission for at least three months. In exchange for agreeing to reduce their cash compensation, Ms. Wilson and Ms. Jones will receive awards of RSUs and options to purchase shares of the Company’s common stock. Each equity award granted to Ms. Wilson and Ms. Jones in exchange for reductions in cash compensation will have a grant date fair value that is materially greater than the cash compensation they were expected to receive and will be subject to the terms of the Plan and their Award Agreements with the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLDiscovery Inc.

Date: April 23, 2020	By:	/s/ Christopher J. Weiler
	Name:	Christopher J. Weiler
	Title:	Chief Executive Officer

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